Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of January 22, 2014, is by and among Odey Asset Management Group Ltd, Odey Asset Management LLP, Odey Holdings AG and Robin Crispin William Odey (collectively, the "Filers").

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G and/or 13D with respect to shares of Common Stock, par value $0.01 per share, of Cadiz Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week's prior written notice (or such lesser period of notice as the Filers may mutually agree) to the other party.

Executed and delivered as of the date first above written.

ODEY ASSET MANAGEMENT GROUP LTD

By: /s/ Fergus B. Lee
Fergus B. Lee, Chief Compliance Officer

ODEY ASSET MANAGEMENT LLP

By: /s/ Fergus B. Lee
Fergus B. Lee, Chief Compliance Officer

ODEY HOLDINGS AG

By: /s/ Fergus B. Lee
Fergus B. Lee, Chief Compliance Officer

ROBIN CRISPIN WILLIAM ODEY

/s/ Fergus B. Lee

Fergus B. Lee, as attorney-in-fact for Robin Crispin William Odey*

*The Power of Attorney executed by Mr. Odey authorizing the signatory to sign and file this Schedule 13G on Mr. Odey’s behalf, filed as Exhibit 99.2 to the Schedule 13G filed with the Securities and Exchange Commission on May 8, 2013 by Mr. Odey and other reporting persons with respect to the common stock of Quanex Building Products Corporation, is incorporated herein by reference.